Shareholder meeting
On May 29, 2002, at a Special Shareholder Meeting, the shareholders of the Funds approved the following Agreements and Plans of Reorganization:

ACQUIRED FUND
ACQUIRING  FUND
Active Bond Fund
John Hancock Bond Fund
Independence Balanced Fund
John Hancock Balanced Fund
International Equity Fund
John Hancock International Fund
Medium Capitalization Growth Fund
John Hancock Mid Cap Growth Fund

With respect to each proposal to approve the plans of reorganization, the number of votes cast for and against and that abstained from voting were as follows:
FUND


FOR


AGAINST



ABSTAINED
Active Bond
   789,442
-
75,961
Independence Balanced
1,379,160
-
 3,556
International Equity
   249,270
-
 6,034
Medium Capitalization Growth
   631,084
-
22,186

Each plan of reorganization provided for the transfer of substantially all of the assets and liabilities of each Acquired Fund to the corresponding Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund. After these transactions and as of the close of business on June 7, 2002, the Acquired Funds were terminated. The financial statements presented herein reflect the position of the Acquired Funds prior to the exchange of net assets and termination of the Acquired Funds.

Shareholder meeting
On June 19, 2002, at a Special Shareholder Meeting (adjourned from May 29, 2002 and June 5, 2002), the shareholders of the Fund approved an Agreement and Plan of Reorganization between the Fund and Small Cap Equity Fund. The number of votes cast for and against the proposal: and that abstained from voting were as follows: FOR 1,590,728, AGAINST 809 and ABSTAINING 28,629.
The Plan of Reorganization provided for the transfer of substantially all of the assets and liabilities of the Fund to the Small Cap Equity Fund in exchange solely for shares of beneficial interest of the Small Cap Equity Fund. After this transaction and as of the close of business on June 28, 2002, the Fund was terminated. The financial statements presented herein reflect the position of the Fund prior to the exchange of net assets and termination of the Fund.

Shareholder meeting
On June 5, 2002, at a Special Meeting of Shareholders, the shareholders of each Fund approved an Agreement and Plan of Reorganization between each Fund and Core Equity Fund. With respect to Core Growth Fund, 1,607,167 shares were voted for the proposal, 76,399 shares were voted against the proposal, and 201,036 shares abstained. With respect to Core Value Fund, 1,508,975 shares voted for the proposal, 48,095 voted against the proposal, and 70,452 abstained.

Each plan of reorganization provided for the transfer of substantially all of the assets and liabilities of the Funds to the Core Equity Fund in exchange solely for shares of beneficial interest of the Core Equity Fund. After these transactions and as of the close of business on June 7, 2002, the Funds were terminated. The financial statements presented herein reflect the position of the Funds prior to the exchange of net assets and termination of the Funds.